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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT, dated as of this 1st day of June, 1999, by and between GETTY IMAGES, INC., a Delaware corporation (the "Company"), whose principal executive offices are located at 2101 Fourth Avenue, Suite 500, Seattle, WA 98121, and JONATHAN D. KLEIN, an individual residing at 3815 East John Street, Seattle, WA 98112-5007 (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive is presently serving as Chief Executive Officer of Getty Images, Inc. and currently resides in London. Effective 1st August, 1999 the Executive agrees to perform these duties from Seattle, Washington and will then reside in Washington; and

                  WHEREAS, in connection with his performance of services in the United States and elsewhere, the Company seeks to employ the Executive and the Executive seeks to be employed by the Company; and

                  WHEREAS, both parties desire that the terms and conditions of the Executive's employment with the Company be governed by the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                  1.       EMPLOYMENT AND DUTIES.

                  (a) General. The Company hereby employs the Executive, effective as of the date hereof (the "Effective Date"), and the Executive's period of continuous employment for statutory purposes began on 14 March, 1995, and the Executive agrees upon the terms and conditions herein set forth to serve as Chief Executive Officer of the Company and shall perform all duties customarily appurtenant to such position. In such capacity, the Executive shall report directly and only to the Board of Directors of the Company (the "Board"). The Executive's principal place of business shall be 2101 Fourth Avenue, Suite 500, Seattle, Washington 98121 or such other address as the Company may specify from time to time.

                  (b) Services and Duties. For so long as the Executive is employed by the Company hereunder, and except as otherwise expressly provided in
Section 1(c) below, the Executive shall devote his full business time to the performance of his duties hereunder; shall faithfully serve the Company; shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board as the same are consistent with his status and the term hereof; and shall use his best efforts to promote and serve the interests of the Company. Specifically, the Executive shall be solely responsible for the day-to-day operational management of the Company, its subsidiaries and affiliates (hereinafter, collectively the "Group"), provision of operational direction to the Executive Committee ("EC") and oversight of corporate operations, sales, marketing and finance, management of the EC, and



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professional development of all direct reports. In addition, the Executive shall share equal duties and authority with the Chairman for the financial performance of the Group, the management of the Company's shareholders, the development of strategic alliances and partnerships and the optimization of their commercial benefits, communications to both internal and external audiences and external relationships with business, industry and academic communities, and strategic leadership. All employees of the Group (other than the Chairman) shall report, either directly or indirectly, to the Executive.

                  (c) No Other Employment. Except as provided below, for so long as the Executive is employed by the Company, he shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior approval of the Board. No such approval will be required if the Executive seeks to perform inconsequential services without direct compensation therefor in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 6 hereof. Notwithstanding the foregoing, the Company expressly agrees that the Executive may continue to act as a non-executive director of the Conservation Corporation Africa Limited and of Getty Investments LLC.

                   (d) Board Membership. The Executive shall be a member of the Board. In addition, the Executive shall be entitled to attend the meetings of all other committees of the Board, such as the Audit Committee and the Compensation Committee, and shall be a member of any strategy committee of the Board. After his initial term as director, the Company shall nominate the Executive for reelection to the Board and shall use all reasonable efforts to cause the Executive to be elected to such term.

                  (e) Payment for Services to be Performed; Obligations. Compensation to be paid under this Agreement shall be made with regard to all the Executive's services to be provided to the Group globally.

                  2. TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and continue until the second anniversary date of the Effective Date. Thereafter, the Term shall continue until it is terminated by either party giving the other at least twelve months' written notice of termination of the Term, with no such notice to be given so as to expire before the third anniversary of the Effective Date.

                  3. COMPENSATION AND OTHER BENEFITS. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:


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                  (a) Salary. The Company shall pay to the Executive an annual salary (the "Salary") at the initial rate of Three Hundred Seventy Three Thousand Seven Hundred and Fifty Dollars ($373,750.00), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. In addition for the first three years, the Executive shall receive an annual foreign service premium of ten percent of the salary ($37,375 for the initial period of one year) and an annual accommodation adjustment of Seventy Two Thousand Dollars ($72,000.00), payable as part of the normal payroll practices. The foreign service premium and the accommodation adjustment mentioned above are the net after tax amounts that will be received by the Executive. The company will be responsible for any tax due on these amounts. The annual foreign service premium and the accommodation allowance will be paid at fifty percent (50%) in year four and will not be paid in year five. The amount of the Executive's Salary shall be reviewed annually by the Board on or about June 1 of each year during the Term beginning in the 2000 calendar year and may be increased, but not decreased below such amount, on the basis of such review and then-current market practices.

                  (b) Annual Bonus. The Executive shall be eligible for each calendar year thereafter that begins with the Term to participate in an annual incentive bonus program established by the Company in accordance with the policies of the Group and subject to such terms and conditions as may be approved annually by the Compensation Committee of the Board (the "Compensation Committee"). Under the terms of the annual incentive bonus program, the Executive will be afforded the opportunity to earn up to sixty percent (60%) of his Salary (the "Bonus") in effect for the applicable calendar year if the Company achieves the performance targets established by the Compensation Committee for that year, to be paid on a pro-rata basis in the event that the Executive is employed for less than twelve (12) months of any calendar year within the Term (for purposes of determining the 1999 bonus, the Executive shall be deemed to have commenced employment as of 1 January, 1999).

                  (c) Relocation Expenses. The Company shall provide the Executive with all reasonable temporary housing expenses and moving expenses, including: shipping of personal and household effects and insurance for such effects; storage charges for up to three (3) years; temporary accommodations for the Executive and his family in Seattle for up to six (6) weeks; business class flights for the Executive and his family for the initial move from London to Seattle; business class transport and flights from Seattle to London for Executive and his family twice annually (home visits); and a one time relocation allowance of Forty Three Thousand One Hundred Twenty Five Dollars ($43,125.00) (six weeks salary) which is the amount net of tax, to cover miscellaneous relocation expenses. In year four, 50% of all relocation benefits will be paid by the company. In year five all relocation benefits cease except for vacation allowance which remains the same. Appendix A describes the relocation policy, expenses and additional benefits to be paid in greater detail and forms a part of this Employment Agreement.

                  (d) Tax. The Company shall use a tax equalization approach to compensation for the Executive. This means that the Executive will pay the same amount of


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tax as if he were employed in the United Kingdom (UK) on a UK contract and did not receive any of the additional benefits due as a result of the relocation. These additional benefits are the foreign service premium, the one off relocation allowance, the accommodation allowance and all relocation expenses detailed above and in the appendix. Any additional tax due as a result of receiving the additional benefits will be borne by the company. Hypothetical withholding tax will be deducted from the Executive's pay on a monthly basis by the company.

                  (e) Options. In the event that the Executive ceases to be an employee of the Company for any reason other than (i) if he is terminated for "Cause", "Disability" or on account of his death, or (ii) if he resigns without "Good Reason" (as each such term is defined below), the vesting of the Options shall accelerate and the Options shall become immediately exercisable and the Executive shall be entitled to retain such options, for the remainder of their respective terms, as if he had remained an employee of the Company. In the event that the Executive ceases to be an employee of the Company because he is terminated for Cause or resigns without Good Reason, the Executive shall be entitled to retain the then-vested portion of such options as if he had remained an employee of the Company, but the unvested portion of such options shall lapse. In the event of the Executive's death or Disability (as defined below), the vesting of the Options shall accelerate and all options thereunder shall become immediately exercisable and shall remain outstanding for a period of twelve (12) months.

                  (f) Pension Scheme and Life Insurance. During the Term, the Company shall pay to Executive, in addition to the amounts payable under Sections 3(a) through 3(d) above, an amount equal to twenty percent (20%) of his Salary through equal monthly contributions in arrears into a personal pension scheme for the benefit of the Executive, or, at the Executive's sole discretion, the Company shall pay such amount to him as additional compensation. In addition, during the Term, the Company shall maintain a life insurance policy on the life of the Executive for the benefit of the Executive's estate providing a benefit equal to the greater of (i) Seven Hundred Fifty Thousand Dollars ($750,000.00) or (ii) four (4) times the Executive's Salary (and maximum Bonus).

                  (g) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with his employment hereunder and expressly agrees that it will reimburse the Executive for his business class airfare on international flights which are over five (5) hours in duration taken in connection with Company business. Such expenses shall be paid upon the periodic submission of invoices and shall be paid reasonably promptly after the date of such invoice. The reimbursement of expenses under this Section 3(g) shall be subject to the Executive's providing the Company with such documentation of the expenses as the Company may from time to time reasonably request in accordance with the policies of the Group. The Company also agrees that, in the event that the Executive is required to travel abroad in connection with the performance of his duties hereunder for a period in excess of two (2) weeks, the Company will reimburse the Executive for the airfare, hotel and other transportation expenses of his spouse and minor children so that they may accompany him on such trip.




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                  (h) Long-Term Incentive Program. During the Term, the
Executive shall participate in all long-term incentive plans and programs of the Group that are applicable to its senior officers in accordance with their terms and in a manner consistent with his position with the Company.

                  (i) Holidays. In addition to the usual public and bank holidays, the Executive shall be entitled to thirty (30) days' paid vacation annually, which shall be taken at such times as are approved by the Board. The Executive shall be permitted to carry forward any portion of his vacation time for up to one (1) year and, upon the expiration of such one year period, the Executive shall be paid in lieu of such vacation days.

                  (j) Benefits. During the term, the Company will provide The Executive with two automobiles of such make and models as the Board deems appropriate and suitable for his status with the company for his and his spouses sole use and will reimburse the Executive for all costs and expenses incurred by the Executive in connection with the use of those vehicles, or, at the Executives sole discretion, the Company shall pay an equivalent amount of such perquisite to him as additional compensation. The Company shall install and pay the rental and unit charges attributable to a dedicated busines telephone and/or ISDN line at his home. During the Term, the Company shall also pay for the Executive's purchase, line charges, rental and unit charges for his mobile phones. The Company shall provide the Executive with a fax machine and computer modem and ISDN line to be installed at the Executive's home and a suitable desktop and laptop computer, as well as all ancillary equipment and maintenance therefor. In addition, the Company will pay for the cost of the Executive's membership in or subscriptions to the internel service provider of his choice, and such professional memberhships and journals as are appropriate to his duties under this agreement.

                  (k) Health and Dental Care. During the Term, the Executive shall be eligible to participate in the Company's medical and disability plans applicable to senior officers of the Company in accordance with the terms of such plans as in effect from time to time. Specifically, the Executive, his spouse and his children who are under the age of 18 shall participate in the Regeance BlueShield Preferred Provider Plan (PPO) plan. In addition, the Executive shall participate in the Company's permanent health insurance plan or receive payment for his personal permanent health insurance plan, at his sole discretion. The Executive shall participate in any disability plan of the Company that replaces his Salary under this Agreement in the event that he suffers a Disability (as defined in Section 4(d)).

                  4. TERMINATION OF EMPLOYMENT. Subject to the notice and other provisions of this Section 4, as well as in Section 5.13 of the Bylaws of the Company, the Company shall have the right to terminate the Executive's employment hereunder, and he shall have the right to resign, at any time for any reason or for no stated reason.

                  (a) Termination for Cause; Resignation Without Good Reason.
(i) If, prior to the expiration of the Term, the Executive's employment is terminated by the Company for Cause or if the Executive resigns from his employment hereunder other than for Good Reason,


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he shall be entitled to payment of the pro rata portion of his Salary, accrued
Bonus (for purposes of this Agreement, "accrued Bonus" shall be determined using the number of days in the applicable calendar year that the Executive was employed by the Company and the applicable performance criteria under the bonus plan, in each case through the date of termination or resignation, and supplemental pension contributions as described in Section 3(f),) through and including the date of termination or resignation as well as any unreimbursed expenses. Except to the extent required by the terms of any applicable compensation or benefit plan or program or as otherwise required by applicable law, the Executive shall have no rights under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years

                  (ii) Termination for "Cause" shall mean termination of the Executive's employment with the Company because of (A) willful, material or persistently repeated non-performance of the Executive's duties to the Company (other than by reason of the incapacity of the Executive due to physical or mental disability) after notice by the Board of such failure and the Executive's non-performance and continued, willful, material or persistent repeated non-performance after such notice, (B) the indictment of the Executive for a felony offense, (C) the commission by the Executive of fraud against the Group or any willful misconduct that brings the reputation of the Company into serious disrepute or causes the Executive to cease to be able to perform his duties, (D) any other material breach by the Executive of any material term of this Agreement, (E) the Executive is adjudged bankrupt or makes any arrangement or composition with his creditors or has interim order made against him pursuant to
Section 252 of the Insolvency Act 1986.

                  (iii) Termination of the Executive's employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company. The Executive shall provide at least 30 days' advance written notice of resignation without Good Reason.

                  (b) Involuntary Termination. (i) If, prior to the expiration of the Term, the Company terminates the Executive's employment for any reason other than Disability or Cause or Executive resigns from his employment hereunder for Good Reason (collectively hereinafter referred to as an "Involuntary Termination"), the Company shall pay to the Executive his Salary and accrued Bonus up to and including the date of such Involuntary Termination, as well as any unreimbursed expenses. In addition, the Company shall continue to pay to the Executive as severance (the "Severance Payments") within thirty (30) days after the date of termination a lump sum payment in an amount equal to the sum of his Salary at the rate in effect immediately prior to such Involuntary Termination, plus his maximum Bonus as described in Section 3(b) and supplemental pension contributions as described in Section 3(f), and benefits as described in Section 3(j) and 3(k), in each case, for the remainder of the Term.




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All relocation benefits, both in this employment agreement and in the attached
Appendix will also be paid in full. Anything in this Agreement to the contrary notwithstanding, no amounts shall be payable under this Section 4(b) if the Executive's employment with the Company ends at the expiration of the Term in accordance with Section 2.

                  (ii) Resignation for "Good Reason" shall mean resignation by Executive because of (A) an adverse and material change in the Executive's duties, titles or reporting responsibilities, (B) a material breach by the Company of any term of the Agreement, (C) a reduction in the Executive's Salary or bonus opportunity or the failure of the Company to pay the Executive any material amount of compensation when due, (D) failure by the Company or the Parent to nominate the Executive for reelection to the Board during the Term,
(E) the failure of the Executive to be reelected to the Board during the Term,
(F) the Company appoints a President without the Executive's prior written approval, or (G) a relocation of the Executive's principal place of business without his prior written consent. The Company shall have 30 business days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such material breach shall no longer constitute Good Reason for purposes of this Agreement.

                  (iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in
Section 4(b)(ii) above has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure.

                  (c) Termination following a Change in Control. In the event of a Change in Control (defined as it is for purposes of the Option Plan), the Executive shall have the right to resign his employment with the company and will be entitled to receive within thirty (30) days a lump sum payment in an amount equal to the Executive's Salary and benefits, at the rate in effect immediately prior to such Involuntary Termination, plus his maximum Bonus as described in Section 3(b) and supplemental pension contributions as described in
Section 3(f), and benefits as described in Section 3(j) and 3(k), and all relocation benefits, both in this employment agreement and in the attached Appendix will also be paid in full, for the reminder of the Term.

                  (d) Termination Due to Disability. In the event of the Executive's Disability (as hereinafter defined), the Company shall be entitled to terminate his employment on providing the Executive with six months' prior written notice. If the Company terminates the Executive's employment due to Disability, the Executive shall be entitled to receive, for the remainder of the Term, his Salary, benefits and relocation benefits as described in Section 3(c) at the rate in effect immediately prior to the Disability, plus his maximum Bonus as described in Section 3(b) and supplemental pension contributions as described Section 3(f), and benefits as described in Section 3(j) and 3(k), less any amounts paid to the Executive under any



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disability plan of the Company. All relocation benefits, both in this employment agreement and in the attached Appendix will also be paid in full. As used in this Section 4(d), the term "Disability" shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least six of the last twelve months and that can reasonably be expected to continue indefinitely. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

                  (e) Death. In the event of the Executive's death, the Executive's Beneficiary shall be entitled to receive within thirty (30) days a lump sum payment in an amount equal to the Executive's Salary, at the rate in effect immediately prior to his death, plus his maximum Bonus as described in
Section 3(b) and supplemental pension contributions as described in Section 3(f), and benefits as described in Section 3(j) and 3(k), in each case for the remainder of the Term, less any death benefits which are provided to the Executive's Beneficiary under the terms of any plan, program or arrangement for the benefit of the Executive at the time of death. All relocation benefits, both in this employment agreement and in the attached Appendix will also be paid in full.

                  (f) Beneficiary. For purposes of this Agreement, "Beneficiary" shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the Severance Payments, if any, in the event of the Executive's death, or, if no such person or persons are designated by the Executive, the Executive's estate. No beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Executive's death.

                  5.       LIMITATION ON PAYMENTS.

                  Notwithstanding anything herein to the contrary, if any of the payments made hereunder would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payments to be made to the Executive were three times his "base amount" (as defined in Section 280G(b)(3) of the Code), less One Dollar ($1.00), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the base amount, less One Dollar ($1.00). The determinations to be made with respect to this Section 5 shall be made by an independent accounting firm of national standing (other than the Company's regular auditors). The accounting firm shall be paid by the Company for its services performed hereunder.

                  6.       PROTECTION OF THE COMPANY'S INTERESTS.


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                  (a) No Competing Employment. For so long as the Executive is employed by the Company and, in circumstances where the Executive receives a payment pursuant to Section 4(b), 4(c) or 4(d) or his employment is terminated for Cause, but in no other circumstances, and continuing for the remainder of the Term (such period being referred to hereinafter as the "Restricted Period"), the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, Executive, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Group by providing any goods or services provided or under development by the Group at the effective date of the Executive's termination of employment under this Agreement; provided, however, that this Section 6(a) shall not proscribe the Executive's ownership, either directly or indirectly, of either less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. or any limited partnership investment over which the Executive has no control.

                  (b) No Interference. During the Restricted Period, in circumstances where the Executive receives a payment pursuant to Section 4(b), 4(c) or 4(d) or his employment is terminated for Cause, and in no other circumstances, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Group or otherwise interfere with the relationship of the Group with, any key person or team who is employed by or otherwise engaged to perform services for the Group or any key person or team or entity who is, or was within the then most recent twelve-month period, a customer, client or supplier of the Group.

                  (c) Secrecy. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Group, the use or disclosure of which could cause the Group substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that he will not at any time, except in performance of the Executive's obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any secret or confidential information that he may learn or has learned by reason of his association with the Group. The term "confidential information" means any information not previously disclosed to the public or to the trade by the Group with respect to the Group's, or any of its affiliates' or subsidiaries', products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Group's products), business plans, prospects or opportunities.


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                  (d) Exclusive Property. The Executive confirms that all
confidential information is and shall remain the exclusive property of the Group. All business records, papers and documents kept or made by the Executive relating to the business of the Group shall be and remain the property of the Group. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Group; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which the Executive has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

                  (e) Assignment of Developments. All "Developments" (as defined below) that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive's employment with the Group shall be the sole and absolute property of the Group, free of any reserved or other rights of any kind on the part of Executive. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during his employment with the Group, thereafter, Executive shall promptly make full disclosure of any such Developments to the Group and, at the Group's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Group to be necessary or desirable at any time in order to effect the full assignment to the Group of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the activities of the Group of which Executive is as of the date of this Agreement aware or of which Executive becomes aware at any time during the Term, excluding any Development for which no equipment, supplies, facilities or confidential information of the Group was used and which was developed entirely on Executive's own time, unless (i) the Development relates directly to the business of the Group, (ii) the Development relates to actual or demonstrably anticipated research or development of the Group, or (iii) the Development results from any work performed by Executive for the Group (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

                  (f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may




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be required to specifically enforce any of the covenants in this Section 6.
Without intending to limit the remedies available to the Executive, the Executive shall be entitled to seek specific performance of the Company's obligations under this Agreement.

                  (g) The Executive shall during the continuance of his employment (and shall procure that his spouse or partner and his minor children shall comply) with all applicable rules of law, stock exchange regulations and codes of conduct applicable to employees, officers and directors of the Company and the Group for the time being in force in relation to dealings in the shares, debentures and other securities of the Company or any unpublished share price sensitive information affecting the securities of any other company with which the Company has dealings (provided that the Executive shall be entitled to exercise any options granted to him under any share option scheme established by the Company or any member of the Group, subject to the rules of such scheme).

                  (h) The Executive shall in relation to any dealings in securities of overseas companies comply with all laws of any foreign state affecting dealings in the securities of such companies and all regulations of any relevant stock exchanges on which such dealings take place.

                  (i) During the continuance of his employment the Executive shall observe the terms of any policy issued by the Company in relation to payments, rebates, discounts, gifts, entertainment or other benefits (Gratuities") from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Associated Company.



                  7.       GENERAL PROVISIONS.

                  (a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company; provided, however, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Executive under applicable bankruptcy laws by virtue of the Executive's status as an Executive of the Company.

                  (b) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise




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payable under any of the Company's regular severance policies, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, Executives and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.

                  (c) Tax Withholding. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding.

                  (d) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

                  (i)    To the Company:          Getty Images, Inc.
                                                  2101 Fourth Avenue
                                                  5th Floor
                                                  Seattle, Washington 98121


                  (ii)   To the Executive:        Jonathan D. Klein
                                                  3815 East John Street
                                                  Seattle, WA  98112-5007


or to such other persons or other addresses as either party may specify to the other in writing.

                  (e) Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby will not, violate the provisions of any agreement or instrument to which the Executive is a party, or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Company's obligations under this Agreement void ab initio.

                  (f) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

                  (g) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff


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by the Executive in respect of any claim, debt, obligation or similar process.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (h) Amendment; Actions by the Company. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the Company pursuant to authority granted by a resolution duly adopted by the Board; provided, however, that by resolution duly adopted in accordance with this Section 7(h), the Board may delegate its responsibilities hereunder to one or more of its members other than the Executive.

                  (i) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).

                  (k) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

                  (l) Headings. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

                  (m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

                  (n) Disciplinary and Grievance Procedures. For statutory purposes, there is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behavior. If the Executive has any grievance in relation to his employment or is not satisfied with any disciplinary procedure taken in relation to him, he may apply in writing within 14 days of that decision to the Board, whose decision shall be final. The foregoing shall not be construed, however, to limit the Executive's remedies at law or otherwise.




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                  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.



                                    GETTY IMAGES, INC.


                                    By: ______________________________________
                                    Name:               Mark Getty
                                    Title:         Chairman of the Board


                                    EXECUTIVE


                                    By: ______________________________________

                                                    Jonathan D. Klein





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                                   APPENDIX A


        Agreement for relocation of Jonathan Klein from London to Seattle


OVERALL PRINCIPLES

1. Jonathan Klein (the employee) is viewed as an expatriate on assignment for three years.
2. Family includes spouse or partner, dependent children under 18 and other persons living with or supported by the employee.
3. No consideration is made for loss of employee's spouse or partner's income.
4. Aim is to provide equivalent purchasing power abroad to at least maintain home lifestyle.

All annual allowances or payments will apply to Jonathan Klein for three years and will then phase out over the next two years.


RELOCATION

1. Getty Images will pay on production of invoices all reasonable relocation and related insurance expenses for sea freight and up to the following limits for airfreight (available for immediate needs ) (anything over (pound)8,000 is taxable to the employee). 200kg by air for the employee 150kg by air for the spouse 100kg by air for each additional person
2. All storage charges will be paid by Getty Images for three years.
3. Hotel costs for employee and family in Seattle will be paid until longer term accommodation (rental or purchase) is secured. Typically 6 weeks maximum.
4. Business class flights are paid for employee and family for initial move from London to Seattle. 10. A one off general relocation allowance is paid of 6 weeks salary to cover electrical goods, curtains and other goods that will need to be purchased.


REMUNERATION

1. Total remuneration is split between home and host currency as instructed by expatriate.
2. Professional help with tax advice and tax returns is paid for by Getty
   Images.
3. A Foreign Service Premium of 10% of base salary is paid to all expatriates for the duration of the assignment. The Foreign Service Premium is paid gross so that the employee gets a net 10% benefit as a result of moving to Seattle. The Premium will be paid monthly throughout the expatriate period and is in addition to any "normal" annual pay rise. It is also shown separately in the pay roll. Pension and bonuses will be calculated on the basic salary i.e. excluding the Foreign Service Premium.
4. Tax equalization is carried out. Employees pay no more or no less tax than in London.
5. If required UK NI contributions will be continued, paid for by Getty Images.
6. No mobility premium is payable on moving.
7. A Goods and Services (cost of living) allowance linked to family size is paid per the ORC efficient purchaser indices table. (This is currently negative for London to Seattle but no deduction will be made).
8. No Hardship Allowances will be paid for Seattle.





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ACCOMMODATION

1. Housing Allowance will be loosely based on the ORC tables, expensive column, research with local real estate agents and management judgement (see individual sheets for estimates). This will be adjusted to enable the employee to receive the amount net assuming they will use this as payment towards the interest on a mortgage (after personal tax deductions and tax rebates)
2. No home housing offset will be made (i.e. no account will be taken of the accommodation arrangements in London).
3. Utility bills will be paid by Getty Images.
4. Real estate taxes will be paid by Getty Images over and above the accommodation allowances provided to each individual.
5. Other costs related to the purchase and maintenance of a property in Seattle will be borne by the company and will include:
             Loan origination fees
             Appraisal fees
             Credit report fees
             Flood fees
             Application fee to US Bank
             Tax registration
             Property Insurance
             Settlement or closing fee
             Title insurance
             Delivery fees
             Recording fees


OTHER BENEFITS

1. Equivalent Healthcare benefits will be provided either by additional coverage of home plan or by inclusion in local Seattle plan.
2. Any life assurance plans will be maintained from London.
3. Permanent Health Insurance and/or disability insurance will, where relevant, continue to be paid by the company.
4. All employees will continue their UK pension arrangements.
5. Two cars or cash in lieu of a car will be provided for Jonathan Klein. In general, employees who choose to take a car instead of the cash will be responsible for arranging the leasing of the vehicle with the cost being borne by the company.
6. Two business class home leave trips will be provided for the employee and their family annually.
7. Holiday entitlement will not change.
8. No contribution will be made to children's education expenses.


REPATRIATION

1. Jonathan Klein will be eligible to receive reimbursement for repatriation costs to UK, equivalent to relocation costs outlined above, throughout the first three years, on resignation at the host location or on termination by Getty Images.

2. No assistance will be given for purchase of a new home in the UK.



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EXTENSION OF ASSIGNMENT

    Jonathan Klein will migrate to a local package over his fourth year.
     YEAR 4
     Accommodation allowance, UK storage costs and utilities payments reduce to 50% of previous allowance.
     Health cover converts to local benefits package.
     UK NI no longer paid.
     Tax advice and tax returns still paid for Employee still eligible for reimbursement of repatriation costs.
     Vacation allowance remains the same
     Car arrangements remain the same

     YEAR 5+
     Salaries will be aligned to local salaries using an appropriate benchmarking exercise.
     Employees lose their right to repatriation at the company's expense. Vacation allowance remains the same.
     All other benefits are as for local employees.
     Local taxes will apply.







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